Exhibit 10.3

MYREXIS, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into by and between Myrexis, Inc. (the “Company”), and David W. Gryska (“Executive”), on May 9, 2012.

In consideration of the undersigned’s employment, compensation, and other valuable consideration and mutual covenants contained herein, the parties agree as follows:

1. Position; At Will Employment. Effective on May 11, 2012 (the “Effective Date”), the Company will employ Executive in the position of Chief Operating Officer of the Company, and the Board of Directors of the Company will appoint him as a Class I member of the Board of Directors. Executive will report directly to the President and Chief Executive Officer of the Company. Executive’s employment will be on an at-will basis, which means that either Executive or the Company can terminate the employment relationship at any time for any reason, with or without notice or cause. Executive’s employment with the Company is not for any particular period of time. No manager or supervisor of the Company has authority to modify or alter the Company’s at-will employment relationship with Executive, and any statements or promises contrary to at-will employment may not be relied upon by Executive. Executive’s at-will employment with the Company may not be modified or changed in any way, except through a new written employment agreement signed by the Chairman of the Board of Directors and Executive. Executive shall continue to serve as a member of the Board of Directors until the term of his directorship expires and he is not re-elected or his earlier resignation or removal from the Board of Directors. At the request of the Board of Directors, upon termination of his employment with the Company for any reason, the Executive shall resign as a member of the Board of Directors and any committees thereof.

2. Compensation.

a. Base Salary: Executive’s base salary will be $400,000 per year, less payroll deductions and all required withholdings. Executive will be paid in accordance with the Company’s normal payroll procedures.

b. Benefits: Executive will be eligible for those benefits the Company generally makes available to its full-time regular employees, subject to the terms and conditions of such benefits and benefit plans. The Company may modify, change or eliminate these benefits from time to time at the sole discretion of the Company.

c. Equity: Subject to approval by the Board of Directors, or an appropriate committee appointed by the Board of Directors, Executive will be granted Restricted Stock Units representing 4% of the shares of the Company’s common stock, $0.01 par value per share, outstanding on the opening of business on the Effective Date pursuant to the terms and conditions of the Company’s 2009 Executive, Director and Consultant Equity Incentive Plan and the form of Restricted Stock Unit Agreement, including the Restricted Stock Unit Grant Notice, attached hereto as Exhibit A (the “RSU Agreement”).

d. Bonus or Severance and/or Change in Control Payments or Benefits: Other than as set forth in the Restricted Stock Unit Grant Notice, the RSU Agreement or as provided for herein, Executive is not entitled to any bonus, severance or change in control payments.

e. Increases in Compensation: If as of the date of the First Price Increase as defined in the RSU Agreement, the Executive’s base salary is determined to be below the 75th percentile of the base salaries paid to the second highest level executive officer in the Company’s Peer Group (as defined below), then as soon as practicable thereafter, the Board of Directors shall increase the Executive’s base salary effective as of the date of the First Price Increase to an annual amount that equals such 75th percentile. The Company’s Peer Group shall mean such group of public companies as is chosen by the Company’s compensation consultant and mutually agreed to by the Executive and the Board of Directors which group of companies generally reflect the stage of development, employee headcount, market value, financial profile and business focus of the Company as of the time of the First Price Increase. In addition, the Board of Directors shall also establish as of the First Price Increase an annual performance based bonus plan that will allow for the Executive to earn a bonus with a target payment to be calculated based on a percentage of salary that is considered to be appropriate for the second highest level executive officer for companies in the Company’s Peer Group, as advised by the Company’s compensation consultant and mutually agreed to by the Executive and the Board of Directors, and pursuant to which payments shall be made to the Executive based on achievement of performance objectives as determined by the Board of Directors.

3. Duties. Executive shall at all times faithfully, industriously, and to the best of his ability, experience, and talents, perform all of the duties that may be required of him pursuant to the express and implicit terms hereof, to the reasonable satisfaction of the Board of Directors. Executive’s employment hereunder is expected to involve his full working time, and without the Company’s expressed written approval, signed by the Chairman of the Board of Directors, Executive shall not, directly or indirectly, in any manner or in any capacity, engage in an outside business endeavor of any kind which: (a) is in the fields of pharmaceutical, biotechnology, or genetic products, services, or research, or would be in competition with the existing or foreseeable future business operations of the Company; or (b) requires a level of time and attention so as to not enable the Executive to fully perform his duties in the manner as agreed to herein. The Board of Directors hereby consents to Executive’s continuing service on the board of directors of each of the companies listed on Exhibit B hereto, which consent shall continue until such time as the Board of Directors provides notice to the Executive that such company competes with the Company by engaging in the research, development or marketing of products in the same therapeutic or diagnostic areas as the Company is then engaged.

4. Inventions or Improvements. Any inventions, discoveries, know-how, or improvements, which Executive may conceive, make, invent, or develop during his employment by the Company, relating to any matter or thing, including but not limited to genetic maps, genes, gene sequences, material containing a DNA sequence, gene products, protein molecules, nucleic acid molecules, monoclonal antibodies, pedigrees, genealogy data, germplasm, bacterial artificial chromosomes (BACs), contigs, cell lines, microorganisms, biologically active compounds, drug screens, processes, and methods of gene identification or gene sequencing, that may be connected in any way with Executive’s work or related in any way to the Company’s business or the Company’s foreseeable future business, whether or not they result from work performed during normal working hours, shall be the absolute property of the Company and shall be promptly disclosed to the Company by Executive. Executive agrees that he will, at the request of the Company, at any time during his employment or thereafter, assign to the Company the rights to said inventions and improvements and any patent applications filed or patents granted thereon.

5. Nondisclosure and Nonuse of Information. Executive agrees that during his employment and thereafter, he will not use or disclose to any person, agency, company, business, or organization, unless authorized by the Company, any confidential or proprietary information concerning the Company, including but not limited to any inventions, discoveries, know-how, improvements, processes, products, services, proposals, solicitations, negotiations, customers, manner and method of operations, trade secrets, business plans, financial information, salary information of other Company employees and the like. Executive understands that confidential information may be submitted to Executive by other persons or businesses and agrees to treat that confidential information with the same degree of care afforded to confidential information proprietary to the Company.

6. Noncompetition Agreement. Executive agrees that during the term of his employment, and for a period of:

(i) six (6) months following the voluntary or involuntary termination of Executive’s employment occurring any time prior to the Acquisition, as defined in the RSU Agreement, Executive shall not, directly or indirectly, (other than on behalf of Company), do or attempt to do business or otherwise be associated, as a proprietor, partner, equity holder, shareholder, employee, agent or otherwise, with any entity or its parent or subsidiaries with which the Company has executed a letter of intent, term sheet or memorandum of understanding for an Acquisition; and

(ii) one (1) year following the voluntary or involuntary termination of Executive’s employment occurring any time on or after the Acquisition, as defined in the RSU Agreement, Executive shall not, directly or indirectly, (other than on behalf of Company), do or attempt to do business or otherwise be associated as a proprietor, partner, equity holder, shareholder, employee, agent or otherwise, with any entity that is engaged in the research, development or marketing of products in the same therapeutic or diagnostic areas as the Company is engaged in at the time of the Executive’s termination of employment.

Executive further agrees that he will not use the Company’s name, facilities, confidential material, trade secrets, know-how, or privileged information to solicit from any agency, company, business, or organization, work that would result in income or compensation of any form to Executive or another company or business organization.

7. Nonsolicitation Agreement

a. Nonsolicitation of Customers. During the period of Executive’s employment, and for a period of one (1) year following the voluntary or involuntary termination of employment with the Company, Executive will not solicit the business being provided by the Company to any customer of the Company or any business of any customer of the Company for use in any activities in competition with activities of the Company of which Executive acquired knowledge and/or with whom Executive had contact during his period of employment relationship with the Company.

b. Nonsolicitation of Employees. During the period of Executive’s employment, and for a period of one (1) year following the voluntary or involuntary termination of employment with the Company, Executive agrees not to recruit or solicit any employees of the Company to work for Executive or any other person or company.

As used above in Sections 7a and 7b, the terms recruit and solicit include, but are not limited to, providing names of employees of the Company, information about employees of the Company, providing the Company’s proprietary information to another individual, or entity, and allowing the use of Executive’s name by any company (or any employees of any other company) other than the Company, in the solicitation of the business of the Company’s customers.

8. Right to Deduct From Pay. Executive agrees to reimburse and pay the Company for all amounts due and owing the Company by Executive arising from or related to Executive’s employment with the Company, including Executive’s termination of employment (hereinafter referred to as the “Reimbursement Amount”). The Company may deduct all or any portion of the Reimbursement Amount from one or more of Executive’s paychecks or other payments to Executive, including any final paycheck due and owing Executive upon Executive’s termination of employment with the Company. By way of illustration and not limitation, Reimbursement Amounts shall include the cost of any equipment, including computers, mobile telephones, or other property of the Company, which is not returned to the Company upon the termination of Executive’s employment with the Company, and any amounts which were improperly submitted to, and reimbursed by, the Company.

9. Governing Law and Forum. The parties hereto agree that the terms of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to conflicts of law principles of Delaware or any other State. Any litigation between the parties concerning this Agreement, or any claim or lawsuit relating to Executive’s employment with the Company, including termination, must be filed no more than six (6) months after the date of the employment action that is the subject of the claim or lawsuit, and Executive waives any statute of limitations to the contrary and any right to a jury trial. Any such litigation, claim or lawsuit shall only be filed in a state or federal court in and for New Castle County, Delaware. Such courts shall have sole and exclusive jurisdiction over any claims arising out of or relating to this Agreement, the Executive’s employment or the termination of the Executive’s employment. The Company and the Executive hereby consent to the issuance by such court of an order enjoining any other court’s exercise of jurisdiction over any claims arising out of or relating to this Agreement, the Executive’s employment or the termination of the Executive’s employment.

10. Severability. If any provisions hereof should be held invalid, illegal, or unenforceable in any respect in any jurisdiction, then, such provisions will be deleted from this Agreement or modified so as to make them enforceable to the fullest extent permitted by law and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible. To the extent permitted by applicable law, the parties hereto hereby waive any provision of law that would render any provisions hereof prohibited or unenforceable in any respect.

11. Entire Agreement. This Agreement supercedes any prior agreement or understandings between Executive and the Company with respect to employment, noncompetition, nonsolicitation and nondisclosure, and constitutes the entire agreement between Executive and the Company. No modification or amendment of this Agreement shall be effective unless made in writing and signed by Executive and the Company.

12. Representations and Warranties. Executive represents and warrants to the Company that:

a.	All prior confidentiality and non-compete agreements with former employers have been disclosed to the Company.

b.	All proprietary or confidential materials that are the property of a former employer have been returned to such former employer.

c.	Employment with the Company will not violate any prior confidentiality or non-compete agreements and will not result in misappropriation of another company’s trade secrets.

13. Non-Violation of Prior Agreements. Executive acknowledges that any misuse of a prior employer’s confidential information or trade secrets or any intellectual property which is proprietary to any other person or business or violation of a prior non-compete agreement, are not authorized by Company and are outside the scope of Executive’s job responsibilities at the Company.

14. Damages and Injunctive Relief. Executive acknowledges and agrees that any violation of the terms of this Agreement will result in serious and irreparable damage to the Company, and agrees that the Company will be entitled to seek appropriate remedies for those damages, including, without limitation, injunctive relief to enforce any provision of this Agreement.

15. Attorneys’ Fees. In the event of any litigation between the parties relating to this Agreement or its subject matter, including Executive’s employment with the Company, or Executive’s termination of employment, the prevailing party shall be entitled to receive from the nonprevailing party any and all reasonable costs, including attorneys’ fees, incurred by the prevailing party in connection with such litigation.

16. Executive Acknowledgment. Executive acknowledges that he has carefully read and understands all of the provisions of this Agreement and is signing it voluntarily and without coercion. Executive further acknowledges that he has been given the opportunity to consult with an attorney or advisor and that entering this Agreement is a conscious decision with full appreciation of its consequences.

17. Legal Fees. The Company shall pay the reasonable attorneys’ fees and related expenses and disbursements incurred by the Executive in connection with the negotiation and preparation of this Agreement up to a maximum of $10,000.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

EXECUTIVE:

/s/ David W. Gryska
David W. Gryska

MYREXIS, INC:

/s/ Gerald P. Belle
Gerald P. Belle
Chairman of the Board of Directors

Attachment:

Exhibit A: Form of Restricted Stock Unit Agreement

Exhibit B

Current Board of Director Service

Seattle Genetics, Inc.

Hyperion Therapeutics, Inc.

Medpace, Inc.

Argos Therapeutics, Inc.

Aerie Pharmaceuticals, Inc.

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